Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-210391
December 5, 2017

MTBC A Unique Healthcare IT Company .com

MTBC Investor Fact Sheet – Dec. 2017

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers


Healthcare information technology company
Proprietary, fully integrated, SaaS and service solution
Large, highly fragmented market
Over 1,500 RCM companies, none with > 5% market share
Highly experienced management team
Completed 14 acquisitions in last 5 years
Scalable, cost-efficient business model with recurring revenue
Cloud-based software, ~1,800 cost-effective global team members
Predictable recurring revenue
95% revenue visibility at the beginning of each quarter
Profitable as measured by EBITDA
Record adjusted EBITDA as a public company in Q2 and Q3 2017

Transaction Overview

Issuer	Medical Transcription Billing, Corp.
Exchange: Symbol	NASDAQ Capital Market: MTBCP
Shares Offered	11% Series A Cumulative Redeemable Perpetual Preferred Stock
Dividends	Payable on the 15th day of each month
Offering Price	$25.00 per share
Redemption	Redeemable after November 4, 2020 at $25.00 per share
Offering Size	$3,250,000
Use of Proceeds	General corporate purposes and additional working capital
Placement Agents	• H.C. Wainwright & Co. • Boenning & Scattergood

Market Info

Common Stock

- NASDAQ: MTBC
- Price: $2.90
- Market cap: $33.4 million
- Shares Outstanding: 11,530,591
- Insiders: 49.4%

Preferred Stock

- NASDAQ: MTBCP
- Price: $25.46
- Dividend: 11% of par value
- Equity value: $23.7 million
- Shares Outstanding: 929,299

*As of December 1, 2017

MTBC Integrated Solution

mHealth – Extends the core components of the platform to the mobile environment.

EHR – Electronic Health Record – Allows physicians to create and review electronic clinical charts online.

Practice Management – Automates the labor-intensive workflow of medical offices in a unified and streamlined platform.

Revenue Cycle Management – Improves medical reimbursement process to accelerate and increase collections, reduce errors in submissions and streamline workflow.



MTBC Patient Portal



MTBC iRx

MTBC's iPad EHR



MTBC Investor Fact Sheet – December 2017

MTBC A Unique Healthcare IT Company® .com

Leadership Team

Mahmud Haq – *CEO and Chairman of the Board*

- Former VP of Global Risk Management, American Express and CEO of Compass International Services (Nasdaq: CMPS)
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University

Stephen Snyder – *President and Director*

- Joined MTBC in 2005. Attorney for 15 years with M&A and healthcare law experience
- J.D. Rutgers School of Law – Newark, senior editor of law journal

Bill Korn – *Chief Financial Officer*

- Joined MTBC in 2013. 10 year IBM executive, part of the team that created IBM's successful services strategy in the 1990's
- A.B. Economics, Harvard College. M.B.A. Harvard Business School

* As of December 1, 2017

Revenue Growth

($ in millions)



$35
$30
$25
$20
$15
$10
$5
$0
CAGR: 33%
$10.5
$18.3
$23.1
$24.5
$32.3
2013
2014
2015
2016
TTM thru Q3'17

Board of Directors

Howard Clark Jr.

- Former CFO of American Express. Former CEO, Chairman and Vice Chairman of Shearson Lehman Bros.

Anne Busquet

- Former President, American Express Interactive Services
- Board member, Pitney Bowes, Intercontinental Hotels

John Daly

- Former Director of E.F. Hutton & Company

Cameron Munter

- Former U.S. Ambassador to Pakistan.
- CEO East-West Institute

Management plus Board owns 49% of MTBC's common stock

Recent News

$7.4 million Series A Preferred Stock issued on Nasdaq, Nov. 2015 & July 2016



November 2015

Q4 2015, Q1 Q2 and Q3 2016



First four quarters of positive EBITDA after IPO

WFS

July 2016

Acquisition of facility and self-pay billing company

October 2016

Our largest acquisition to date

MediGain

May 2017

Enhanced MTBC Patient Portal app



June 2017

Phase 1 Launch of talkEHR

September 2017

Launch of Enrollment*Plus* with major insurance company

June-September 2017

Nasdaq

$15 million additional Series A Preferred Stock issued on Nasdaq

October 2017

svb Silicon Valley Bank

$5 million revolving line of credit

Growth Strategy

Acquisitions



Acquire ambulatory RCM companies
Migrate customers to, or develop interfaces with, MTBC platform
Leverage lower costs into EBITDA growth

Organic Growth

- Relationships with software vendors
- Traditional sales and marketing

Statement about Free Writing Prospectus

MTBC has filed a registration statement with the SEC on Form S-3, Commission File No. 333-210931, for the offering to which this Fact Sheet relates. The registration statement (including the prospectus supplement) can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315217014212/0001493152-17-014212-index.htm

Before you invest, you should read the registration statement, prospectus supplement and other documents MTBC has filed with the SEC for more complete information about MTBC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, MTBC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bill Korn at (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

This Fact Sheet contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Although we believe that the expectations reflected in the forward-looking statements contained in this Fact Sheet are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The statements in this Fact Sheet are made as of the date of this Fact Sheet, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

MTBC Contact:

Bill Korn
Chief Financial Officer
7 Clyde Road
Somerset, NJ 08873
(732) 873-5133 x 133
bkorn@mtbc.com